Columbia Funds Series Trust - Semi-Annual N-SAR report for the period ending 8/31/09

Columbia Convertible Securities Fund
Columbia Global Value Fund
Columbia International Value Fund
Columbia Large Cap Index Fund
Columbia Large Cap Core Fund
Columbia Large Cap Enhanced Core Fund
Columbia Large Cap Value Fund
Columbia Marsico 21st Century Fund
Columbia Marsico Focused Equities Fund
Columbia Marsico Global Fund
Columbia Marsico Growth Fund
Columbia Marsico International Opportunities Fund
Columbia Mid Cap Index Fund
Columbia Mid Cap Value Fund
Columbia Multi-Advisor International Equity Fund
Columbia Overseas Value Fund
Columbia Small Cap Growth Fund II
Columbia Small Cap Index Fund
Columbia Small Cap Value Fund II
(the "Funds")

Item 77D/77Q1(b) Policies with Respect to Securities Investments

Columbia International Value Fund

On April 30, 2009, a Form Type 497, Accession No. 0000773757-09-000063,
supplement to the prospectuses with respect to Columbia International Value Fund, a series of Columbia Funds Series Trust, was filed with the SEC. The supplement disclosed certain changes that were made to Columbia International Value Fund's policies with respect to security investments.

Columbia Multi-Advisor International Equity Fund
On July 2, 2009, a Form Type 497, Accession No. 0001193125-09-143609,
supplement to the prospectuses with respect to Columbia Multi-Advisor International Equity Fund, a series of Columbia Funds Series Trust, was filed with the SEC.

The supplement to the prospectuses disclosed the termination of a sub-advisor, Columbia Management Advisors, LLC assuming the advisory role for that portion of the Columbia Multi-Advisor International Equity Fund's assets, and approved certain changes to the principal investment strategies, as outlined below:

The section of the Fund's Prospectuses entitled "Principal Investment Strategies" is revised and replaced in its entirety as follows:

Under normal circumstances, the Fund invests at least 80% of its net assets in equity securities of established companies located in at least three countries other than the United States, including emerging market countries. The Fund invests in companies that are believed to have the potential for growth or to be undervalued.

The Fund may invest in mutual funds managed by the Advisor or an affiliate, third-party advised mutual funds, foreign investment funds or trusts, convertible securities, real estate investment trusts and depositary receipts. Depositary receipts are receipts issued by a bank or trust company and evidence ownership of underlying securities issued by foreign companies.

The Advisor has engaged Marsico Capital Management, LLC (Marsico) to manage a portion of the Fund's assets (the "Marsico sleeve") on a day-to-day basis, with the Advisor managing the balance of the Fund's assets (the "Advisor sleeve") on a day-to-day basis. The Advisor also retains general investment management responsibility for the Fund.

The current targeted allocation to each of the Marsico sleeve and Advisor sleeve is approximately 50% of the Fund's net assets. Because the investment results of each sleeve may vary, the actual allocation to each sleeve as of any given date may vary from the targeted allocation. The Advisor monitors the allocation of the Fund's assets and rebalances the allocation between the Advisor sleeve and Marsico sleeve so that the actual allocation does not exceed plus or minus 5% of the targeted allocation.

The investment styles for the Advisor and Marsico are as follows:

The Advisor

The Advisor combines fundamental and quantitative analysis with risk management in identifying value opportunities and constructing the Fund's portfolio. The Advisor considers, among other factors:

businesses that are believed to be fundamentally sound and undervalued due to investor indifference, investor misperception of company prospects, or other factors.

various measures of valuation, including price-to-cash flow, price-to-earnings, price-to-sales, and price-to-book value and a discounted cash flow model.

a company's current operating margins relative to its historic range and future potential.

potential indicators of stock price appreciation, such as anticipated earnings growth, company restructuring, changes in management, business model changes, new product opportunities, or anticipated improvements in macroeconomic factors.

The Advisor also seeks to manage the Fund's overall risk exposure by maintaining the targeted industry, geographic and market capitalization sector exposure for the Fund.

Marsico

Marsico combines "top-down" macroeconomic analysis with "bottom-up" stock selection that focuses primarily on investing in securities with earnings growth potential that may not be realized by other investors.

Marsico or the Advisor may sell a security when the security's price reaches a target set by them; if they believe that there is deterioration in the company's financial circumstances or fundamental prospects, or that other investments are more attractive; or for other reasons.

Columbia Overseas Value Fund

On August 21, 2009, a Form Type 497, Accession No. 0001193125-09-179399,
supplement to the prospectuses with respect to Columbia Overseas Value Fund, a series of Columbia Funds Series Trust, was filed with the SEC. The supplement disclosed certain changes that were made to Columbia Overseas Value Fund's policies with respect to security investments.


Item 77E - Legal Proceedings:

Columbia Nations Funds

As of October 2009

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney
General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds
Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Global Value Fund

As of August 31, 2009
Name of Person                   Ownership % of Series



As of February 28, 2009
Name of Person                   Ownership % of Series
Merrill Lynch                    25.50%



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person



N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Large Cap Index Fund

As of August 31, 2009
Name of Person                   Ownership % of Series



As of February 28, 2009
Name of Person                   Ownership % of Series
Bank of America 401 K plan       27.53%



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person


Item 77I/77Q1(d) - Terms of new or amended securities:

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083275,
which included a supplement to the registration statement of Columbia Funds Series Trust was filed with the SEC. This supplement discloses that, effective June 22, 2009 (the "Closing Date"), Class B shares of Columbia Convertible Securities Fund, Columbia Global Value Fund, Columbia International Value Fund, Columbia Large Cap Index Fund, Columbia Large Cap Core Fund, Columbia Large Cap Value Fund, Columbia Marsico 21st Century Fund, Columbia Marsico Focused Equities Fund, Columbia Marsico Growth Fund, Columbia Marsico International Opportunities Fund, Columbia Mid Cap Value Fund, Columbia Multi-Advisor International Equity Fund, Columbia Small Cap Growth Fund II, and Columbia Small Cap Value Fund II (the "Funds") will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in the Funds' Class B shares as outlined below:

Effective on or about June 22, 2009 (the "Closing Date"), the Funds will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Funds will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1.	Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2.	Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.

On July 13, 2009, a Form Type 485(a), Accession No. 0001193125-09-147597,
an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment discloses the creation of a new class of shares, Class Y shares, of Columbia Large Cap Enhanced Core Fund, Columbia Large Cap Value Fund, and Columbia Mid Cap Value Fund, effective July 15, 2009, and describes the characteristics of the shares.

The Second Amended and Restated Plan pursuant to Rule 18f-3(d), dated May 15, 2009, is incorporated by reference to Post-Effective Amendment No. 79 to the Registration Statement of the Registrant on Form Type 485(b) filed on September 11, 2009, Accession No. 0001193125-09-190104.